Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Registration Statement

(Form Type)

DIRTT Environmental Solutions Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Equity	Common shares, without par value	Rule 457(c) and 457(h)	15,000,000	$0.55	$8,250,000	$147.60 per $1,000,000	$1,217.70

Total Offering Amounts				—	$8,250,000	—	$1,217.70

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$1,217.70

(1)

The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers 15,000,000 common shares (the “Shares”) of DIRTT Environmental Solutions Ltd., a Canadian company, pursuant to the DIRTT Environmental Solutions Ltd. Second Amended and Restated Long Term Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional Shares as may be necessary to adjust the number of Shares that may become issuable by reason of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee on the basis of the price of securities of the same class, as determined in accordance with Rules 457(c) and 457(h), using the average of the high and low prices for the common stock reported on the Toronto Stock Exchange on May 10, 2024 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $0.55, as translated into U.S. dollars using the daily average exchange rate as reported by the H.10 statistical release of the Board of Governors of the Federal Reserve System on May 10, 2024 of C$1.3663 = US$1.00.